Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: May 23, 2025	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS FIRST QUARTER NET INCOME

KEARNEY, NE -- (BUSINESS WIRE) -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended May 3, 2025 was $35.2 million, or $0.70 per share ($0.70 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended May 3, 2025 increased 3.7 percent to $272.1 million from net sales of $262.5 million for the prior year 13-week fiscal quarter ended May 4, 2024. Comparable store net sales for the 13-week fiscal quarter ended May 3, 2025 increased 3.0 percent from comparable store net sales for the prior year 13-week period ended May 4, 2024. Online sales increased 4.5 percent to $46.4 million for the 13-week fiscal quarter ended May 3, 2025, compared to net sales of $44.4 million for the 13-week fiscal quarter ended May 4, 2024.

Net income for the first quarter of fiscal 2025 was $35.2 million, or $0.70 per share ($0.70 per share on a diluted basis), compared with net income of $34.8 million, or $0.70 per share ($0.69 per share on a diluted basis) for the first quarter of fiscal 2024.

Management will hold a live audio webcast at 10:00 a.m. EDT today to discuss results for the quarter. To register for the live event, please visit https://buckle.zoom.us/webinar/register/WN_NwUpGyp-QgaJcZJrYn9cYw. A replay of the event can be accessed through Buckle’s investor relations website within twenty-four hours after the conclusion of the live event (https://corporate.buckle.com/investors/earnings-webcasts).

About Buckle

Buckle is a specialty retailer focused on delivering exceptional service and style through unforgettable experiences. Offering a curated mix of high-quality, on-trend apparel, accessories, and footwear, Buckle is for those living the styled life. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 439 retail stores in 42 states. As of the end of the fiscal quarter, it operated 439 stores in 42 states compared with 440 stores in 42 states at the end of the first quarter of fiscal 2024.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com.
Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended
	May 3, 2025	May 4, 2024

SALES, Net of returns and allowances	$272,121	$262,480

COST OF SALES (Including buying, distribution, and occupancy costs)	145,145	141,783

Gross profit	126,976	120,697

OPERATING EXPENSES:
Selling	67,199	63,726
General and administrative	16,231	14,575
	83,430	78,301

INCOME FROM OPERATIONS	43,546	42,396

OTHER INCOME, Net	3,067	3,754

INCOME BEFORE INCOME TAXES	46,613	46,150

INCOME TAX EXPENSE	11,420	11,307

NET INCOME	$35,193	$34,843

EARNINGS PER SHARE:
Basic	$0.70	$0.70

Diluted	$0.70	$0.69

Basic weighted average shares	50,199	49,854
Diluted weighted average shares	50,541	50,172

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	May 3, 2025	February 1, 2025 (1)	May 4, 2024

CURRENT ASSETS:
Cash and cash equivalents	$268,884	$266,929	$267,427
Short-term investments	22,883	23,801	23,052
Receivables	7,927	6,758	6,139
Inventory	132,395	120,789	130,661
Prepaid expenses and other assets	23,554	20,932	19,550
Total current assets	455,643	439,209	446,829

PROPERTY AND EQUIPMENT	518,076	510,088	493,025
Less accumulated depreciation and amortization	(365,986)	(364,336)	(360,950)
	152,090	145,752	132,075

OPERATING LEASE RIGHT-OF-USE ASSETS	330,014	289,793	288,646
LONG-TERM INVESTMENTS	28,275	28,116	26,763
OTHER ASSETS	11,307	10,303	11,757

Total assets	$977,329	$913,173	$906,070

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$63,015	$45,982	$54,811
Accrued employee compensation	15,228	46,717	13,767
Accrued store operating expenses	23,494	19,266	23,477
Gift certificates redeemable	14,753	17,007	14,370
Current portion of operating lease liabilities	83,634	78,942	83,645
Income taxes payable	17,605	6,018	15,210
Total current liabilities	217,729	213,932	205,280

DEFERRED COMPENSATION	28,275	28,116	26,763
NON-CURRENT OPERATING LEASE LIABILITIES	286,052	247,321	240,212
Total liabilities	532,056	489,369	472,255

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 51,157,306 shares at May 3, 2025, 50,773,556 shares at February 1, 2025, and 50,778,536 shares at May 4, 2024	512	508	508
Additional paid-in capital	209,995	205,817	196,208
Retained earnings	234,766	217,479	237,099
Total stockholders’ equity	445,273	423,804	433,815

Total liabilities and stockholders’ equity	$977,329	$913,173	$906,070

(1) Derived from audited financial statements.